UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 2, 2007

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 2, 2007, the Company entered into a Change in Control Agreement with Sallie Ballantine Bailey, Vice President and Chief Financial Officer. The agreement provides for certain benefits upon a change in control of the Company (as defined in the agreement) and severance benefits, including the following, if the officer is terminated following a change in control: (a) lump sum payment of two times annual compensation (salary and bonus); (b) continued participation in the Company’s employee benefits plans for 24 months; (c) a lump sum payment calculated to approximate the present value of the additional retirement benefits to which Ms. Bailey would have become entitled had she remained in the employment of the Company for another 24 months; and (d) a cash payment in an amount to reimburse, on an after-tax basis, that portion of any excise tax attributable to payment or benefits required to be made to such officer.

The agreements also contain certain non-compete restrictions and covenants on the part of Ms. Bailey.

The initial term of the agreement, unless earlier terminated or extended due to a change in control event, is effective as of January 2, 2007 and will end on December 31, 2007. On January 1, 2008 and on each anniversary of January 1 thereafter, the term will be extended for an additional period of one year, unless or until terminated or modified by a change in control event in accordance with the terms of the agreement.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

10.1 Form Change in Control Agreement

(Reference is made to Exhibit 10(h) to the Ferro Corporation Annual Report on Form 10-K for the year ended December 31, 2004, which Exhibit is incorporated herein by reference.)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

January 5, 2007	By:	James F. Kirsch

Name: James F. Kirsch
Title: Chairman, President and Chief Executive Officer